UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 1, 2007 (July 26, 2007)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2007, Analysts International Corporation (the “Company”) entered into a Waiver and Eleventh Amendment (the "Amendment") to its Credit Agreement (the “Credit Agreement”) with General Electric Capital Corporation (“GECC”).

The Amendment allows the Company to enter into security bond issuances of up to $7,500,000 individually and $30,000,000 in the aggregate in the ordinary course of the Company’s business.  The Company’s primary need for such surety bonds is related to services provided mainly to state and local governments.  The Amendment also provides for the waiver of certain defaults and events of default under the Credit Agreement.

The Amendment further allows the Company to repurchase the Company’s common stock in an aggregate dollar amount not to exceed $5,000,000.  Such repurchases are conditioned upon no event of default having occurred and continuing at the time of the repurchase and the Company’s borrowing availability under the credit agreement immediately following any such repurchase being $15,000,000 or more.

The Amendment further provides that in the event that the Company’s borrowing availability for any fiscal month is less than $7,000,000, the Company’s minimum fixed charge coverage ratio (the ratio of EBITDA to fixed charges) at the end of each fiscal month must be 1.0 for the twelve-month fiscal period then ended.  “Fixed charges” is defined in the Credit Agreement as interest expenses during the period, principal payments on indebtedness, capital expenditures and income taxes paid.  The Company’s borrowing availability on the date of the Amendment was approximately $24.7 million.

The foregoing description of the Amendment is merely intended to be a summary of the Amendment and is qualified in its entirety by reference to the Amendment, which is attached to this Current Report as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

10.1	Waiver and Eleventh Amendment to Credit Agreement, dated July 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 1, 2007	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Waiver and Eleventh Amendment to Credit Agreement, dated July 26, 2007